Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Contact: Finance Contacts:
July 13, 2004	Don Olsen	Kimo Esplin
	281-513-8136	Curt Dowd
801-584-5700

HUNTSMAN INTERNATIONAL LLC COMPLETES

EXTENSION OF BANK CREDIT FACILITES

Houston, TX— Huntsman International LLC announced today that it has completed the amendment of its existing senior secured credit facilities to provide for a $375 million revolving credit facility through September 30, 2008, to borrow an additional $125 million under the term loan facility, bringing the outstanding amount under the term loan facility to $1.365 billion, and to extend the term of the term loan facility to December 31, 2008, which may be further extended to December 31, 2010 if certain conditions are met.  The amended financing will reduce the current interest rate margins for the Company’s revolving credit and term loan facilities.  The incremental term loan proceeds will be used for general corporate purposes, which may include the construction of the low-density polyethylene facility at the Company’s Wilton U.K. site, which is currently under consideration.

The combined Huntsman companies constitute the world’s largest privately held chemical company. The operating companies manufacture basic products for a variety of global industries including chemicals, plastics, automotive, aviation, footwear, paints and coatings, construction, technology, agriculture, health care, textiles, detergent, personal care, furniture, appliances and packaging.  Originally known for pioneering innovations in packaging, and later, rapid and integrated growth in petrochemicals, Huntsman-held companies today employ 15,000 people in more than 40 countries, with annual revenues of approximately $9.5 billion.